Exhibit 99.1

1808 Swift Drive Oak Brook, Illinois 60523-1501 Phone: 630.586.8000 Fax: 630.586.8010 www.CenterPoint-Prop.com

AT THECOMPANY:

Paige H. Gilchrist

Vice President, External Affairs

(630) 586-8101

FOR IMMEDIATE RELEASE

August 30, 2005

CENTERPOINT DEVELOPING 3.4 MILLION SQ. FT. DISTRIBUTION FACILITY

AT CENTERPOINT INTERMODAL CENTER

Oak Brook, Illinois – CenterPoint Properties Trust (NYSE: CNT) today announced that it will build a bulk storage facility for a national retailer at CenterPoint Intermodal Center (“CIC”) in Elwood, Illinois. The facility will be comprised of two distribution buildings of 1.6 million sq. ft. and 1.8 million sq. ft.  The project has commenced with completion scheduled for the second half of 2006.  The transaction is structured as a 15-year lease with a purchase option.

Including this transaction, approximately seven million square feet of industrial buildings have been built at CIC since the BNSF Railway Company’s intermodal facility opened for business in September 2002.

Michael Mullen, Chief Executive Officer, commented, “This transaction validates our vision for CenterPoint Intermodal Center.  The proximity of BNSF’s intermodal yard to our park is attracting major distribution users seeking transportation efficiencies.  Distribution costs are minimized if goods are moved in containers by rail long distance, then quickly relocated and de-containerized in facilities in the park, and reshipped regionally by truck.  This is becoming the new distribution paradigm and Chicago and CenterPoint are benefiting.  Our region is the third largest container ‘hub’ in the world and the dominant North American hub for distribution.  In addition to developing CIC, CenterPoint managed the development of the 1,230-acre intermodal for the Union Pacific Railroad in Rochelle, Illinois and owns 362 acres nearby.  We expect growing intermodal demand to spur similar development opportunities both here and elsewhere.”

A copy of the agreement underlying this announcement has been filed with the Securities & Exchange Commission.

About CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.4-billion-square-foot Chicago regional market.  As of June 30, 2005, the Company owned and operated approximately 38 million square feet and the Company and its affiliates owned or controlled an additional 3,342 acres of land upon which approximately 50 million square feet could be developed. The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.  The first major REIT to focus on the industrial property sector, CenterPoint had a total market capitalization of approximately $3.0 billion as of June 30, 2005.

Statements in this release, which are not historical, may be deemed forward-looking statements under federal securities laws.  There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates.  Factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions, competitive market conditions, weather, pricing of debt and equity capital markets and other risks inherent in the real estate business.  Such factors and others are listed in the Company’s Form 10-K and 10-Qs.

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